7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER 2012 RESULTS

Company Reports Record Quarterly Earnings per Diluted Share

Evansville, Indiana, November 19, 2012 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the third quarter ended October 27, 2012.

Third Quarter Highlights

·	Net sales of $244.4 million, a 13.4 percent increase, compared to the third quarter last year

·	Comparable store sales increased 6.2 percent

·	Quarterly earnings per diluted share of $0.60 represented a 15.4% increase over the previous record earnings per diluted share of $0.52, which was achieved in the third quarter of fiscal 2011

·	Company opened six new stores, including two additional stores in Puerto Rico

“Our team did a great job in positioning us for a highly successful back-to-school season.  We achieved comparable store sales at the high end of our guidance and record earnings.  Our strong financial performance was the result of a marketing effort that resonated with our core consumer.  We showcased the fashion trends currently driving footwear demand and reached additional customers through the opening of stores in new and existing markets,” stated Cliff Sifford, President and CEO.

Financial Results

The Company reported net sales of $244.4 million for the third quarter of fiscal 2012, a 13.4 percent increase, compared to net sales of $215.5 million in the third quarter of fiscal 2011.  Comparable store sales increased 6.2 percent in the third quarter of fiscal 2012.

The gross profit margin for the third quarter of fiscal 2012 increased to 31.3 percent compared to 30.2 percent for the third quarter of fiscal 2011.  The merchandise margin increased 0.6 percent, while buying, distribution and occupancy costs decreased 0.5 percent as a percentage of sales.

Selling, general and administrative expenses for the third quarter increased $7.6 million to $55.9 million; as a percentage of sales, these expenses increased to 22.9 percent compared to 22.4 percent in the third quarter of fiscal 2011.  The increase in expense was primarily due to operating more stores and increased incentive compensation versus the third quarter last year.

The effective tax rate for the third quarter of fiscal 2012 increased to 40.2 percent from 37.8 percent in the third quarter last year.  This increase was attributable to the non-deductibility of executive compensation related to the retirement of our former chief executive officer during the third quarter.  The increase in the tax rate reduced earnings per diluted share by approximately 2.5 cents.

Net earnings for the third quarter increased to $12.2 million, or $0.60 per diluted share, from net earnings of $10.5 million, or $0.52 per diluted share in the third quarter of last year.

Mr. Sifford continued, “As we enter the fourth quarter, we believe Shoe Carnival is well positioned to capitalize on holiday sales, starting with Black Friday.  Our team has worked especially hard to deliver to the consumer compelling reasons to visit our stores, and our e-commerce site, on this important retail shopping day.  We have increased our hours of operation and we believe we have positioned our ‘door buster’ promotions, giveaways and coupons to be exceptionally competitive.  For an early look at our Day-After-Thanksgiving product offerings, please visit www.shoecarnival.com.”

Net sales during the first nine months of fiscal 2012 increased $68.7 million to $649.3 million as compared to the same period last year.  Comparable store sales increased 5.7 percent.  The gross profit margin for the first nine months of fiscal 2012 was 30.4 percent compared to 29.8 percent last year.  Selling, general and administrative expenses, as a percentage of sales were 23.7 percent for the first nine months of fiscal 2012 compared to 23.4 percent last year.  Net earnings for the first nine months of fiscal 2012 were $26.1 million, or $1.28 per diluted share, compared to net earnings of $23.1 million, or $1.15 per diluted share, in the first nine months of last year.

Fourth Quarter Fiscal 2012 Outlook

The Company expects fourth quarter net sales to be in the range of $215 to $220 million with a comparable store sales increase in the range of 2 to 4 percent.  Earnings per diluted share in the fourth quarter of fiscal 2012 are expected to be in the range of $0.19 to $0.23.  In the fourth quarter of fiscal 2011, comparable store sales decreased 3.0 percent and the Company earned $0.16 per diluted share.

For fiscal 2012, the Company expects net sales to be in the range of $864 to $869 million with a comparable store sales increase in the range of 4.8 to 5.3 percent.  Earnings per diluted share for fiscal 2012 are expected to be in the range of $1.47 to $1.51.  For fiscal 2011, comparable store sales increased 0.7 percent and earnings per diluted share were $1.31.

The fourth quarter of fiscal 2012 includes 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2011 and the full fiscal year of 2012 includes 53 weeks compared with 52 weeks in the full fiscal year of 2011.  The Company’s sales and earnings guidance for the fourth quarter of fiscal 2012 includes the effect of this additional week.

Store Growth

The Company completed its new store openings in early November and expects to close two stores during the fourth quarter to end fiscal 2012 with 351 stores in operation.  Store openings and closings by quarter are as follows:

Fiscal 2012	New Stores	Stores Closings
1st Quarter	13	3
2nd Quarter	11	2
3rd Quarter	6	0
4th Quarter	1	2
Fiscal year	31	7

The six new stores opened during the third quarter include locations in:

City	Market	Total Stores in the Market
Aguadilla, PR	Puerto Rico	4
Carolina, PR	Puerto Rico	4
Greenwood, SC	Greenville	6
St. Charles, MO	St. Louis	13
Warsaw, IN	South Bend	2
Williamsport, PA	Williamsport	1

Conference Call

Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of November 19, 2012, the Company operates 352 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended October 27, 2012	Thirteen Weeks Ended October 29, 2011	Thirty-nine Weeks Ended October 27, 2012	Thirty-nine Weeks Ended October 29, 2011
Net sales	$244,434	$215,472	$649,254	$580,594
Cost of sales (including buying,
distribution and occupancy costs)	167,999	150,317	451,951	407,306
Gross profit	76,435	65,155	197,303	173,288
Selling, general and administrative
expenses	55,875	48,276	154,074	136,160
Operating income	20,560	16,879	43,229	37,128
Interest income	(4)	(17)	(29)	(66)
Interest expense	69	68	203	200
Income before income taxes	20,495	16,828	43,055	36,994
Income tax expense	8,247	6,355	16,928	13,887
Net income	$12,248	$10,473	$26,127	$23,107

Net income per share:
Basic	$0.60	$0.52	$1.29	$1.16
Diluted	$0.60	$0.52	$1.28	$1.15

Weighted average shares:
Basic	19,951	19,597	19,922	19,471
Diluted	20,003	19,748	19,996	19,656

Cash dividends declared per share	$0.05	$0.00	$0.10	$0.00

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	October 27, 2012	January 28, 2012	October 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$67,134	$70,602	$52,997
Accounts receivable	3,174	2,621	3,029
Merchandise inventories	277,418	237,655	245,131
Deferred income taxes	3,261	2,496	2,830
Other	4,675	2,887	3,664
Total Current Assets	355,662	316,261	307,651
Property and equipment-net	76,907	69,232	67,899
Deferred income taxes	153	0	0
Other noncurrent assets	880	1,069	1,252
Total Assets	$433,602	$386,562	$376,802

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$66,326	$61,238	$54,088
Accrued and other liabilities	24,828	14,522	16,722
Total Current Liabilities	91,154	75,760	70,810
Deferred lease incentives	16,355	12,964	11,576
Accrued rent	7,100	6,029	5,759
Deferred income taxes	0	1,930	1,566
Deferred compensation	5,957	6,054	5,791
Other	402	141	892
Total Liabilities	120,968	102,878	96,394
Total Shareholders' Equity	312,634	283,684	280,408
Total Liabilities and Shareholders' Equity	$433,602	$386,562	$376,802

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine Weeks Ended October 27, 2012	Thirty-nine Weeks Ended October 29, 2011
Cash flows from operating activities:
Net income	$26,127	$23,107
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,800	10,737
Stock-based compensation	3,557	2,413
Loss on retirement and impairment of assets	485	532
Deferred income taxes	(2,848)	2,342
Lease incentives	4,692	4,128
Other	(734)	(426)
Changes in operating assets and liabilities:
Accounts receivable	(552)	(1,379)
Merchandise inventories	(39,763)	(32,202)
Accounts payable and accrued liabilities	14,653	1,283
Other	760	(430)

Net cash provided by operating activities	18,177	10,105

Cash flows from investing activities:
Purchases of property and equipment	(20,844)	(17,794)
Proceeds from sale of property and equipment	0	5
Proceeds from notes receivable	200	100

Net cash used in investing activities	(20,644)	(17,689)

Cash flows from financing activities:
Proceeds from issuance of stock	2,149	1,751
Dividends paid	(2,045)	0
Excess tax benefits from stock-based compensation	770	1,274
Purchase of common stock for treasury	(1,859)	0
Shares surrendered by employees to pay taxes on restricted stock	(16)	(2,637)

Net cash (used in) provided by financing activities	(1,001)	388

Net decrease in cash and cash equivalents	(3,468)	(7,196)
Cash and cash equivalents at beginning of period	70,602	60,193

Cash and Cash Equivalents at End of Period	$67,134	$52,997